EXHIBIT 99.1 Reconfirmation Letter

LIFESCIENCES OPPORTUNITIES INCORPORATED
925 S. Federal Highway, Suite 600
Boca Raton, Florida 33432

Dear Lifesciences Opportunities Incorporated Shareholder:

As you read in the prospectus for the offering, we are required to request reconfirmation of your investment after entering into an agreement with a merger candidate. On September 7, 2007, we entered into a merger agreement with DRTATTOFF, LLC, a California limited liability company, and subsequently filed a post-effective amendment to our registration statement with the SEC.

Attached is a copy of the prospectus for the reconfirmation offering. In accordance with SEC rules, you have a minimum of 20 days and a maximum of 45 days from the effective date of the prospectus (________, 2007) to notify us that you elect to remain an investor. Please read the prospectus, then review the statements below. If you have no questions regarding the reconfirmation offering, please check the appropriate boxes and return this letter in the self-addressed stamped envelope. We must receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to Mr. Roland Perry, CEO at 561-208-2929.

Very Truly Yours,

Roland Perry
President and CEO

I have read the prospectus. By my signature below, I am reconfirming my investment in the Lifesciences Opportunities Incorporated offering.

DATED: __________, 2007

Signature of Shareholder(s):

Print Name: _____________________